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                                                                    Exhibit 21
                                                                    ----------

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                                           SUBSIDIARIES

Subsidiary                                           Jurisdiction   % Ownership
----------                                           ------------   -----------

Eberline Radiometrie S.A.                            France          100%
Thermo Instruments Systems Ltd.                      U.K.            100%
Thermo Instrument Systems GmbH                       Germany         100%
         Eberline Instruments GmbH                   Germany         100%
Gamma-Metrics                                        California      100%
         Gamma-Metrics International F.S.C. Inc.     Guam            100%

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